EXHIBIT 10.52

                           EXECUTIVE SPENDING ACCOUNT
                           --------------------------


Date:             January 16, 2002

To:               (by name)

From:             Don Boulware

Subject:          CORRECTED Executive Spending Account Procedures

Effective January 1, 2002, PNMR initiated an Executive Spending Account (ESA, not to be confused with ESP which is the Executive Savings Plan) for all Officers.

Under the ESA, certain expenditures can be reimbursed up to the limit assigned by the Company. Your limit is XXXXXXX per payroll year. The payroll year differs slightly from the calendar year due to the payroll practice of every-other- week paychecks. See the paragraph below titled Paycheck Year.

The reimbursements will constitute taxable income to you. Reimbursements will be included in your regular paycheck, and the additional taxable income will be reflected in your W-2 for 2002. Health claims filed for reimbursement can be for you, and any dependent you have enrolled, or could have enrolled, under the PNMR health plans.

REIMBURSABLE EXPENSES
---------------------

Reimbursable expenses under the ESA are:

     1.  Income tax preparation costs;

     2. Costs for Estate Planning (including preparation of wills and trusts) and/or Financial Counseling, but excluding brokerage fees or commissions;

     3. Insurance Premiums covering you and your dependents for Health (medical, dental, vision, etc.), Accident, Disability, Life, Dependent Life, Long Term Care and/or Supplemental Insurance (similar to AFLAIC), whether paid from your pocket as private insurance or deducted from your salary under a PNM benefit program;

     4.  Insurance premiums for home, auto or personal liability umbrella;

     5. Health (medical, dental, vision and/or prescription drug) costs for you and your dependents that are not covered by either your regular PNM insurance or your Medical Expense Reimbursement Plan (MERP), or which are in excess of your MERP limit of $3,000. For these health costs to be eligible for reimbursement, you must FIRST file the claim through your regular PNM health insurance carrier, and SECOND through your MERP. Any costs remaining unpaid, after filing your claim under the regular PNM insurance and MERP, can be filed under this ESA. HOWEVER, AS WITH THE PNM INSURANCE AND MERP, THE CLAIM MUST STILL BE FOR A SERVICE OR DRUG THAT IS A COVERED EXPENSE UNDER IRS CODE 213(d). Covered expenses under IRS code 213(d) are outlined under the separately enclosed document entitled "Medical Expense Reimbursement Plan."

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         NOTE: The reimbursement of the cost of personal insurance premiums does not constitute an endorsement by PNMR of your choice of insurance carriers. The choice of insurance carriers for personal lines of insurance is entirely up to you.

To receive reimbursement under this ESA, submit an ESA claim form (attached), and documentation in the form of invoices or receipts, to Don Boulware, MS-3101. As this program deals with information usually considered highly confidential, the Manager, Benefits, and not subordinate staff, will administer the ESA. Confidentiality is guaranteed.

Cancelled checks cannot be used as the sole documentation of an expense submitted for reimbursement.

Because this ESA plan is not tax-advantaged, the reimbursement is considered taxable income for the year the reimbursement is made, not the year in which the claim was incurred. Keep in mind that the MERP is just the opposite: in the MERP, the claim-incurred date is the controlling factor.

If you do not submit claims up to your allowed annual ESA maximum, the unused portion cannot be carried over to, and aggregated with, the maximum for the following year.

PAYCHECK YEAR
-------------

For 2002, the last paycheck allocated to 2002 earnings, and which will be included in your W-2 for the year 2002, will be issued on Friday, December 27. This final paycheck will represent the work weeks ending December 13 and December 20. Your reimbursement requests must be processed and submitted to Accounts Payable, and Accounts Payable must authorize Payroll to include the reimbursement in your final check for 2002. To do this, Accounts Payable must receive the information from Benefits no later than December 6th. Therefore, the initial year for the ESA will stop on December 6, 2002, and the 2003 ESA paycheck year will start on December 7th, 2002. Again, the controlling factor, since the reimbursable expenses are taxable, is the paycheck year that the reimbursement is paid, not the year in which the claim is incurred.

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SUGGESTED PROCEDURES
--------------------

Some suggested procedures are listed below.

     o For repetitive expenses, you may wish to submit when you have other, non-repetitive expenses, or at some time interval such as every three or six months.

     o Benefits Department will calculate the applicable insurance deductions taken from your pay each December, and will automatically submit these for reimbursement, unless you request that the deductions be calculated by the Benefits Department on a more frequent basis.

     o Be sure the name of the provider, the nature of the service rendered, and your name are on the receipt or invoice. If the claim is in the category of health (other than for prescription drugs), the ICD-9 code assigned by the provider will suffice in place of the nature of service rendered.

     o To facilitate record keeping and reimbursement, expenses received during a month will be processed for reimbursement during the first week of the following month, except December. In December, we will process on a weekly basis in order to get as much into the taxable paycheck year as is possible.

The above procedures are suggested only, in an attempt to streamline the reimbursement process to the greatest extent possible. If you wish to modify the above procedures to address your personal issues or concerns, we can oblige, but we must also be made aware of how you wish us to modify the procedure for your individual case.

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